Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 5, 2008, accompanying the consolidated financial statements and schedule included in the Annual Report of INX Inc. (formerly I-Sector Corporation) on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of INX Inc. (formerly I-Sector Corporation) on Forms S-8 (File No. 333-41001, effective November 25, 1997, and File No. 333-60320, effective May 7, 2002) and Forms S-3 (File No. 333-146632, effective January 22, 2008, and File No. 333-146710, effective February 6, 2008).
/s/ GRANT THORNTON LLP
Houston, Texas
March 5, 2008